Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in GOWell Energy Technology’s Form 20-F of our report dated March 23, 2026, relating to the balance sheets of Inflection Point Acquisition Corp. V as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2025 and for the period from May 31, 2024 (inception) through December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Form 20-F.

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, NV

September 30, 2026